Exhibit 10.32
PATENT ASSIGNMENT

This Patent Assignment (“Assignment”) is made and entered into as of the 30th day of June, 2008, by Futuristic Medical Devices, LLC (“Assignor”) in favor of RemoteMDx, Inc. (“Buyer”).
1.         RECITALS AND REPRESENTATIONS
A.         Assignor owns the right, title, and interest in and to the following (collectively the “Property”):
United States Patent 6,366,538 issued on April 2, 2002, and the inventions therein described {“Invention”);

The entire right, title and interest in said Invention in the above-identified United States patent and patent application and in all divisions, continuations and continuations-in-part of said application, or reissues or extensions of Letters Patent or Patents granted thereon, and in all corresponding applications filed in countries foreign to the United States, and in all patents issuing thereon in the United States and foreign countries;

The right to file foreign patent applications on said Invention in its own name, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications;

The entire right, title and interest to any and all developed ideas, trade secrets, confidential information, and copyrightable matter directly related to said Invention; and

All extensions, modifications, new developments, improvements, supplements, technical data, scientific know-how, and all other property, legal, equitable, and contractual rights directly and indirectly relating to said Invention, whether now existing or hereafter arising.

B.         Assignor desires to transfer all of its claims, right, title and interest to any or all of the Property to Buyer, and Buyer desires to secure same.
2.         GRANT
A.         In consideration of the assignment by Buyer of United States Patent 7,092,695 and United States Patent 7,251,471 to Assignor in Patent Assignments executed concurrently herewith and other good and valuable consideration paid to Assignor by Buyer, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor hereby assigns to Buyer its entire claim, right, title, and interest in the Property and in any portion thereof.

3.         MISCELLANEOUS
A.         Assignor hereby authorizes and requests the United States Commissioner of Patents and Trademarks, and such Patent Office officials in foreign countries as are duly authorized by their patent laws to issue patents, to issue any and all patents on said Invention to Buyer as the owner of the entire interest, for the sole use and benefit of Buyer, its successors, assigns and legal representatives.
B.         Assignor hereby agrees, without further consideration to give a full and frank disclosure of all information necessary or related to the implementation of the above-identified invention which includes by way of example and not by limitation, manufacturing and industrial concepts, ideas, formulas, trade secrets, technical expertise, and specifications. Assignor further agrees to provide all documents, drawings, schematics and things used to develop, implement, and reduce the invention to practice.
C.         Assignor hereby agrees, without further consideration and without expense to it, to sign all lawful papers and to perform all other lawful acts which Buyer may request to make this assignment fully effective, including, by way of example but not of limitation, the following:
Prompt execution of all original, divisional, substitute, reissue, and other United States and foreign patent applications on said Invention, and all lawful documents requested by Buyer to further the prosecution of any of such patent applications; and

Cooperation to the best of its ability in the execution of all lawful documents, the production of evidence, nullification, reissue, extension, or infringement proceedings involving said Invention.

D.         This Assignment and the terms of agreement herein shall be binding upon Assignor’s successors and legal representatives.

E.         This Assignment contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Assignment may be amended, modified, superseded, canceled, renewed, or extended and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.
F.         The Assignment shall be governed by and construed in accordance with federal law and with the laws of the State of Utah, and any lawsuit arising therefrom shall be heard in a court of competent jurisdiction in the State of Utah.
G.         In the event that any condition, covenant, or other provision here in contained is held to be invalid or unenforceable by any  court of competent jurisdiction, the same shall be deemed severable from the remainder of this Assignment and shall in no way affect any other covenant or condition herein contained. If such condition, covenant, or other provision shall be deemed invalid or unenforceable due to it s scope or breadth, such condition, covenant, or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.
H.         No party hereto shall be deemed to be the representative, partner, joint-venturer, or agent of any other party hereto by virtue of this Assignment.
I.          Each person executing this Assignment does thereby represent and warrant to each other person so signing (and each other entity for which another person may be signing) that he or she has been duly authorized to execute this Assignment in the capacity and for the entity set forth below.

IN WITNESS WHEREOF Assignor has hereunto set its hand:
Assignor:	Futuristic Medical Devices, LLC	Date: 30th day of June, 2008
By: /s/ Steven Weidman
Name: Steven Weidman
Title: Manager
Buyer:	RemoteMDx, Inc.
By: /s/ David G. Derrick
Name David G. Derrick
Title: CEO